Exhibit 4.1

EXECUTION COPY

US$ 102,000,000
EXPORT PREPAYMENT AGREEMENT

dated as of May 12, 2004

among

VCP EXPORTADORA E PARTICIPAÇÕES LTDA.
as Exporter;

VOTORANTIM CELULOSE E PAPEL S.A. – VCP
as Guarantor;

VCP TRADING N.V.,
 as Paying Agent

The LENDERS from time to time hereunder,

ABN AMRO BANK N.V.

and

BANCO SANTANDER CENTRAL HISPANO, LONDON BRANCH,

as Lead Arrangers,

ABN AMRO BANK N.V.,

as Administrative Agent and Lender,

and

BANCO SANTANDER CENTRAL HISPANO, S.A., LONDON BRANCH

as Collateral Agent

EXPORT PREPAYMENT AGREEMENT

          This EXPORT PREPAYMENT AGREEMENT (the “Prepayment Agreement”) is made as of May 12, 2004 by and among:

          VCP EXPORTADORA E PARTICIPAÇÕES LTDA. , a company duly  organized and existing under the laws of the Federative Republic of Brazil, with its head office located at 1357 Alameda Santos, Sao Paulo, Brazil, (the “Exporter”);

          VOTORANTIM CELULOSE E PAPEL S.A. – VCP, a corporation organized and existing under the laws of the Federative Republic of Brazil, with its head office located at 1357 Alameda Santos, Sao Paulo Brazil, (“VCP” or the “Guarantor”);

          VCP TRADING N.V., a corporation organized and existing under the laws of The Netherlands Antilles, with its principal offices located at Netherlands Antilles (the “Paying Agent”);

          The LENDERS from time to time hereunder;

          ABN AMRO BANK N.V., a bank duly organized and existing under the laws of The Netherlands, and BANCO SANTANDER CENTRAL HISPANO, S.A., a bank duly organized and existing under the laws of Spain, acting through its London Branch, (together with its successors and permitted assigns, the “Lead Arrangers”), ABN AMRO BANK N.V., in its capacity as the Administrative Agent for the Lenders (in such capacity and, together with its successors and permitted assigns, the “Administrative Agent”), and BANCO SANTANDER CENTRAL HISPANO, S.A., acting through its London branch, as collateral agent for the Lenders (in such capacity and, together with its successors and permitted assigns, the “Collateral Agent”).

WITNESSETH

          WHEREAS, the Exporter and/or the Paying Agent, as the case may be, has entered or will enter into one or more Export Agreements with the Importers, pursuant to which the Exporter will export Goods from Brazil to the Importers (all capitalised terms used herein have the meanings assigned to them below);

          WHEREAS, the Exporter’s and/or Paying Agent’s, as the case may be, sales of Goods under the Export Agreements will be made through several shipments (the “Covered Shipments”) with the aggregate Purchase Price for such Covered Shipments being at least US$ 127,500,000 (One hundred and twenty seven million and five hundred thousand United States Dollars);

          WHEREAS, the Exporter and/or the Paying Agent, as the case may be, shall instruct each of the Importers to make payment due in respect of the Covered Shipments made to such Importer by forwarding the Purchase Price for the Goods so shipped to the Collection Account which shall be an account held in the name of the Collateral Agent;

          WHEREAS, the Paying Agent, or any substitute or replacement thereof, will act as paying agent for the Exporter and/or Guarantor as the case may be, and shall act at all time on their behalf;

          WHEREAS, the Exporter has requested that the Lead Arrangers act as lead arrangers for an export prepayment financing facility pursuant to which certain Lenders listed on Schedule 2. hereto shall make advances in an aggregate principal amount of up to US$ 102,000,000.00 (collectively referred to as the “Advance”) for the prepayment of future exports by the Exporter of Goods to Importers  (x) in accordance with the prepayment mechanisms established under applicable Brazilian laws and regulations for financing export receivables, in particular with Central Bank regulations including without limitation Resolution No. 1834 dated June 26, 1991 of the National Monetary Council and Circular No. 3027 dated February 2, 2001 of the Central Bank, with respect to the payments to be due from the Importer to the Exporter as provided above; and (y) subject to each of the terms and conditions of this Prepayment Agreement and (z) to be secured by a pledge by the Exporter of (i) accounts receivables from export sales of the Goods to the Importers (the “Export Agreements”);

          WHEREAS, the Lenders have agreed to make the Advance to the Exporter, subject to the terms and conditions set forth herein and provided that the Exporter grants to the Collateral Agent for the benefit of the Administrative Agent and the Lenders a first priority security interest in the Export Agreements;

          WHEREAS, the Exporter agrees to repay any and all principal and interest on the Advance provided hereunder and to pay all fees, expenses and other amounts due hereunder in accordance with the terms and conditions set forth herein;

          WHEREAS, the Exporter, shall irrevocably instruct the Collateral Agent to transfer sufficient funds held in the Collection Account to the Administrative Agent and instruct the Administrative Agent to apply funds received from the Collateral Agent to make payments due hereunder to the Lenders;

          WHEREAS, the Guarantor shall issue a guarantee in the form contained in Section 22 hereof as security for the liabilities and obligations of the Exporter; and

          WHEREAS, the Exporter has agreed to assign to the Collateral Agent, for the benefit of the Lenders thirty (30) days prior to each Installment, export receivables with a value in aggregate not less than the amount of such Installment and any Interest due thereon, it being understood that provisions under Section 12 (t) shall apply.

          NOW, THEREFORE, In consideration of the undertakings contained herein, the parties agree as follows:

Section 1.     Definitions

The following terms shall have the meanings ascribed hereunder (all the terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Administrative Agent” has the meaning ascribed to such term in the preamble hereto.

“Administrative Fee” shall have the meaning ascribed in Section 16 below.

“Advance” shall mean the anticipated payment of certain future exports, made by the Lenders to the Exporter pursuant to this Prepayment Agreement.

“Advance Amount” shall mean any amount disbursed under this Prepayment Agreement as designated in each Promissory Note for the Advance, provided the aggregate amount of the disbursements shall not exceed US$ 102,000,00.00 (One hundred and two Million United States Dollars).

“Advance Document” shall mean any of this Prepayment Agreement, the Promissory Note, and the Disbursement Request.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with, any other Person. For this purpose, “control” of any Person means ownership of 10% or more of the Voting Stock of the Person or the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that Aracruz Celulose S.A. shall not be considered an Affiliate of the Obligors unless the Votorantim Group (in the aggregate) possesses, directly or indirectly, the power to vote 30% or more of the Voting Stock of Aracruz Celulose S.A. or to direct or cause the direction of the management and policies of Aracruz Celulose S.A., whether through ownership of the Voting Stock, by contract or otherwise.

“Arrangement Fee” shall have the meaning set forth in Section 16 below.

“Assignment” shall mean the assignment made by the Exporter in Section 23 of this Prepayment Agreement.

“Assignment Agreement” shall have the meaning set forth in Section 19 below.

“Availability Period” shall mean the period commencing on the date hereof and ending on the 30th day following the date of execution of this Prepayment Agreement, during which the Lenders agree to make an Advance in accordance with Section 2 of this Prepayment Agreement.

“Banking Day” shall mean any day on which commercial banks are open for business in New York City, United States of America, London, England and São Paulo, Brazil.

“Brazil” shall mean the Federative Republic of Brazil.

“Brazilian GAAP” shall mean the accounting principles prescribed by Brazilian corporate law (Lei de Sociedades Anônimas).

“Breakage Costs” shall mean the costs referred to in Section 17 (a) of this Prepayment Agreement.

“Business” shall mean (i) the business of producing pulp and paper and/or other related products and (ii) other lines of business that are related or incidental to the business described under clause (i) of this definition.

“Capital Lease Obligations” means, as to a Surviving Entity, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Prepayment Agreement, the amount of such obligations shall be the capitalized  amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) insured certificates of deposit of or time deposits with the Lenders  or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c), is organised under the laws of the United States of America or any State (or the District of Columbia) thereof and has combined capital and surplus of at least US$1,000,000,000, (c) commercial paper in an aggregate amount of no more than US$10,000,000 per issuer outstanding at any time, issued by any corporation organised under the laws of any State (or the District of Columbia) of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s and “A-1” (or the then equivalent grade) by S&P, or (d) other investments considered as cash equivalents under Brazilian GAAP.

“Central Bank” shall mean Banco Central do Brasil.

“Change of Control” shall mean the Guarantor shall cease to (i) own beneficially and control (either directly or indirectly) more than 50 (fifty percent) of the Exporter’s or the Paying Agent’s issued and outstanding voting capital stock and other equity interests in the Exporter or the Paying Agent as of the date hereof, or (ii) have the power (by ownership of capital stock or otherwise) to control the management or policies of the Exporter or the Paying Agent.

“Collateral Agent” shall mean Banco Santander Central Hispano, S.A., London Branch.

“Collection Account” shall mean that account held by the Collateral Agent and informed in writing to the Exporter, Guarantor and Paying Agent from time to time.

“Coverage Ratio” shall mean, for each Interest Period, the ratio of 1.25  in the Collection account paid by Importers, to the next payment of Interest plus the applicable Instalment as stated in Section 5 hereof.

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables (whether payable to Affiliates or other Persons) incurred in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (d) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such Property), (f) all Capital Lease Obligations and similar obligations under “synthetic leases” of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from clause (b)), (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (i) all net obligations of such Person in respect of any interest rate protection agreement or any currency swap, cap or collar agreement or similar arrangement entered into by such Person providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto), (j) all Debt of other Persons referred to in clauses (a) through (i) or clause (k) that is Guaranteed by such Person and (k) all Debt referred to in clauses (a) through (j) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt.

“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter of VCP, the ratio (expressed as a decimal) of: (a) the sum of: (i) EBITDA for the four consecutive fiscal quarters ending on such day plus (ii) the amount of cash on VCP’s consolidated balance sheet as of such day plus (iii) the sum of, for each marketable security (including Cash Equivalents) on VCP’s consolidated balance sheet as of such day, the lower of: (A) the face value and (B) the market value of such marketable security as of such day, to (b) the amount of Total Debt that is scheduled to mature during the four consecutive fiscal quarters after such day plus the actual Interest Expense incurred during the four consecutive fiscal quarters ending on such day. For the purpose of clarification, the calculation of Debt Service Coverage Ratio (and all components thereof) shall be made using Brazilian GAAP.

“Disbursement Date” shall mean each date of disbursement of the Advance in accordance with the applicable Disbursement Request.

“Disbursement Request” shall mean each Disbursement Request by the Exporter to the Administrative Agent, substantially in the form of Exhibit B hereto, for a disbursement of the proceeds of the Advance.

“EBITDA” means, during any period, the total earnings of a Surviving Entity (on a consolidated basis) before income taxes, Interest Expense, depreciation and amortization during such period, eliminating from the calculation of such earnings: (a) any net income or gain (or net loss), net of any tax effect, during such period from any extraordinary items,

(b) any interest income during such period, (c) gains or losses during such period on the sale of Property (other than the sale of inventory in the ordinary course of business), (d) any other extraordinary non-cash items deducted from or included in the calculation of pre-tax net income for such period (other than items that will require cash payments and for which an accrual or reserve has been, or is required by GAAP to be, made), (e) the EBITDA for such period of any Subsidiaries or other Property disposed of or discontinued during such period and (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions.

“Export Agreements” shall mean the agreements, made from time to time, with the Importers pursuant to which the Exporter, the Paying Agent and/or the Guarantor, as the case may be, will export Goods from Brazil to the Importers.

“Export Receivables” shall mean all account receivables arising out of any Export Agreement.

“Event of Default” shall have the meaning set forth in Section 12 hereof.

“Final Maturity Date” shall mean, subject to Section 5(e), in relation to each disbursement, the day which is 84 (eighty-four) months after the Disbursement Date.

“First Instalment Date” shall have the meaning set forth in Section 5(a).

“Fiscal Semester” means each period from and including January 1 through and including June 30 of each year and from and including July 1 through and including December 31 of each year.

“GAAP” means, with respect to any Person, the generally accepted accounting principles (as in effect from time to time) applicable to it in its home jurisdiction.

“Goods” shall mean pulp and paper and/or other related products.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government (whether such authority is recognized as a de jure government or is a de facto government).

“Guarantee” shall mean the guarantee given by the Guarantor in Section 22 of this Prepayment Agreement.

“Importers” shall mean,  jointly or severally :

(i)

certain OECD-based commercial counterparties acceptable to the Lead Arrangers, the Administrative Agent and the Lenders to be determined prior to the date hereof, (collectively the “Initial Importers”) as evidenced in Schedule I hereto,

(ii)	at any time after the date hereof, certain other importers approved by the the Lead Arrangers, the Administrative Agent and the Lenders,

(iii)

commercial counterparties whose obligations to the Exporter, the Paying Agent or the Guarantor, as the case may be,  are insured by certain policies or guaranteed by letters of credit issued by financial institutions acceptable to the Lenders and rated at least A by Standard & Poors’ or A2 by Moody’s, with exceptions to be agreed (the “Eligible Financial Institutions”),

(iv)

commercial counterparties located in any country and whose dealings with which are not generally prohibited by United States law or by the United Nations who enter into sales agreements with the Exporter, the Paying Agent or the Guarantor, as the case may be,  which call for payment in full on a pre-shipment basis, hereinafter, (i-iv) individually or jointly referred to as “Importers”.

“Installments” shall have the meaning set forth in Section 5(a).

“Interest” shall have the meaning ascribed in Section 4 below.

“Interest Expense” means, for any period, interest (or similar) expense on the Debt of a Surviving Entity (on a consolidated basis), including (without duplication): (a) fees (including commitment fees and insurance premiums), (b) net payments under any interest rate protection agreement or other hedging agreement, (c) the interest portion of any deferred payment obligations, (d) all fees and charges owed with respect to letters of credit or performance or other bonds, (e) all accrued or capitalized interest, (f) any amortization of debt discount and (g) all but the principal component of payments relating to Capital Lease Obligations.

“Interest Payment Date” shall mean the day when interest is due and payable according to Schedule 3..

“Interest Period” shall mean in relation to each Advance, (a) the time period commencing on and including the Disbursement Date corresponding to such Advance and ending on but excluding the first Interest Payment Date; and (b) each subsequent time periods between two consecutive Interest Payment Dates thereafter, provided that the final date of the last of such Interest Period shall be the Final Maturity Date.

“Interest Rate” for an Interest Period shall mean LIBOR plus the Margin.

“Initial Trading Company” means: (a) initially, VCP Overseas Holding KFT, a corporation organized under the laws of Hungary and a wholly-owned Subsidiary of VCP Exportadora, and (b) thereafter, such other Person as may be identified from time to time by the Exporter, provided the latter shall: (i) be organized in an OECD Country, (ii) be a wholly-owned, direct or indirect subsidiary of VCP.

“Lead Arrangers” shall mean ABN AMRO Bank N.V. and Banco Santander Central Hispano S.A., London Branch.

“Lenders” shall mean any of the institutions identified in Schedule 2. attached hereto, together with its successors and permitted assigns pursuant to the Section 19 below.

“LIBOR” shall mean, for any Interest Period, an interest rate per annum determined on the basis of the London interbank offered rate for deposits in Dollars for a period of time comparable to the relevant Interest Period, shown on the display page designated British Bankers Association Interest Settlement Rates, “LIBOR 01” Page, on the Reuters screen or such other page as may replace that page in that service, at approximately 11:00 a.m., London time, 2 (two) Banking Days prior to the first day of such Interest Period.

In the event that such rate does not appear on such LIBOR 01 Reuters screen page, or such other page as may replace that page in that service, then LIBOR shall be the arithmetic mean (expressed as an annual rate and rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates quoted at approximately 11:00 a.m. London time by 3 (three) leading banks, chosen by the Administrative Agent and agreed by the parties hereto as the rate at which deposits in Dollars are offered to such banks by prime banks, in the London interbank market for a period of time comparable to the relevant Interest Period, at approximately 11:00 a.m. 2 (two) Banking Days prior to the first day of such Interest Period. If the Exporter does not agree with the LIBOR quoted by the Administrative Agent, the Lenders shall have no obligation to make the disbursement related to the Advance or if the Advance has already been made, the rate will be reasonably determined by the Administrative Agent.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance or other security interest or any preferential arrangement (including a securitisation) that has the practical effect of creating a security interest.

“Majority Lenders” shall mean the Lenders holding 66% (sixty-six percent) of the Advances.

“Margin” shall mean 2% p.a. (two percent per annum).

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, or financial condition of the Guarantor and its direct or indirect subsidiaries (taken as a whole) which will, in the opinion of the Lenders, as justified in writing, impair the ability of the Exporter or the Guarantor to perform its obligations under any of the Advance Document; provided that there should be no Material Adverse Effect in the event the Lenders receive a remedy, that it considers satisfactory, from the Exporter, the Paying Agent and/or the Guarantor upon demand.

“Measurement Period” shall mean the period beginning and including the day that is 15 days (each a “Measurement Date”) before the next Interest Payment Date including such Interest Payment Date.

“Net Debt” means, as of the date of the consummation of any merger, consolidation, sale, transfer, lease or other disposition pursuant to Section 11(a), a Surviving Entity’s Total Debt as of such day minus the sum of: (a) the aggregate amount of cash on its consolidated balance sheet as of such day plus (b) the sum of, for each marketable security (including Cash Equivalents) on such Surviving Entity’s consolidated balance sheet as of such day, the lower of: (i) the face value and (ii) the market value of such marketable security as of such day. For the purpose of clarification, the calculation of Net Debt (and all components thereof) shall be made using Brazilian GAAP.

“Net Debt to EBITDA Ratio” means, the ratio (expressed as a decimal) of (a) Net Debt as of such date to (b) EBITDA for the two most recent Fiscal Semesters preceding such date. For the purpose of clarification, the calculation of Net Debt to EBITDA Ratio (and all components thereof) shall be made using Brazilian GAAP.

“Obligors” shall mean either of the Exporter, the Paying Agent and the Importers.

“OECD Country” means, at any time, any nation that is a member of the Organization of Economic Co-operation and Development at such time.

“Person” shall mean any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and any government or agency or political subdivision thereof.

“Promissory Note” shall mean each promissory note substantially in the form of Exhibit A hereto duly executed and delivered by an authorized signatory of the Exporter and the Guarantor.

“Property” of any Person means any property, rights or revenues, or interest therein, of such Person.

“Purchase Price” shall mean in relation to each Covered Shipment the purchase price to be paid therefore by the relevant Importer.

“Receivable” means each account or payment intangible or similar obligation arising under any Export Agreement.

“Relevant Person” shall mean any Affiliate, Subsidiary or group company of the Guarantor.

“Responsible Officer” of a Person shall mean any Executive Officer of that Person.

“Shipping Documents” shall mean in relation to each Covered Shipment, originals or copies of (a) the “despacho aduaneiro” (customs receipt) related thereto, (b) the bill of lading or other shipping document evidencing such shipment, and (c) any draft or other payment document presented to the relevant Importer.

“Subsidiary” means with respect to any Person, any corporation or other entity more than 50% of the Voting Stock of which is owned or controlled directly or indirectly, by such Person and/or by any Subsidiary of such Person.

“Surviving Entity” means any surviving Person as described in Section 11(a)(i)(A)(1) or Person to whom substantially all of the assets of the Exporter or the Guarantor, as the case may be, shall have been transferred as described in Section 11(a)(i)(A)(2), in each case, that is not VCP, the Exporter or a Subsidiary thereof.

“Total Capitalization” means, as of the last day of any fiscal quarter of the Guarantor, the sum of: (a) the Total Debt as of such day plus (b) the net worth of the Guarantor (on a consolidated basis) as of such day plus (c) without duplication of clause (b), the sum of minority interests in other Persons held by the Guarantor (on a consolidated basis) as of such day.

“Total Debt” means, as of the last day of any fiscal quarter of the Guarantor, the aggregate outstanding principal amount of Debt of the Guarantor (on a consolidated basis) as of such day and as it refers to 11(a) as as of the date of the consummation of any merger, consolidation, sale, transfer, lease or other disposition, the aggregate outstanding principal amount of Debt of a Surviving Entity (on a consolidated basis) as of such day.

“Total Debt to Total Capitalization Ratio” means, as of the last day of any Fiscal Semester of the Guarantor, the ratio (expressed as a decimal) of: (a) the Total Debt as of such day to (b) the Total Capitalization as of such day. For the purpose of clarification, the calculation of the Total Debt to Total Capitalization Ratio (and all components thereof) shall be made using Brazilian GAAP.

“Undertaking” means all of the Exporter’s present and future, rights and remedies under the Export Agreement together with all present and future rights under any security, guarantee or other form of credit support created in its favor in respect of an Importer’s obligations under the Export Agreements (collectively, the “Undertakings”).

“Up-front-Participation Fee” shall have the meaning ascribed in Section 16 below.

“US Dollars”, “Dollars” or “US$” shall mean the lawful currency of the United States of America.

“Votorantim Group” means the group of related companies commonly known as the “Votorantim Group” comprised of Hejoassu Administração Ltda. and its Subsidiaries.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

Section 2.     The Commitment

          (a)       Subject to the terms and conditions set forth in this Prepayment Agreement, the Lenders hereby agrees to make the Advance during the Availability Period as an anticipated payment of certain future exports in accordance with Central Bank regulations.

          (b)       Each Advance shall be evidenced by a single Promissory Note dated the applicable Disbursement Date and duly completed and executed by the Exporter and the Guarantor.

Section 3.     Making of the Advance; Use of Proceeds

          (a)       Subject to the satisfaction of the conditions set forth in Section 8 herein, the Lenders shall make any Advance provided that (i) the Administrative Agent shall have received from the Exporter a Disbursement Request at least three (3) Banking Days, and not later than 11:00 a.m. (São Paulo time), prior to the applicable Disbursement Date of the Advance and (ii) the Administrative Agent, on behalf of the Lenders, shall send to the Exporter its acknowledgement and agreement to the Disbursement Request on the same date.

          (b)        The Exporter shall treat the proceeds of the Advance as a pre-payment of future exports of the Goods to the Importers, all in accordance with and pursuant to the terms and conditions of Brazilian laws and regulations applicable to export prepayment operations, in particular Circulares 2231, 2259, 2567 and 3027 issued by the Central Bank, and the Exporter shall export the Goods solely to the Importers.

Section 4.     Interest

          (a)        The Exporter shall pay interest (the “Interest”) on the unpaid Advance Amount on each Interest Payment Date during the relevant Interest Periods at the Interest Rate for the Advance, from the Disbursement Date until the Applicable Maturity Date. Such payment shall be made, at Exporter’s option, except as provided in paragraph (d) below, either (i) directly by the Exporter to the Administrative Agent ‘s account as listed herein in Section 5(b) or (ii) if so determined by the Exporter as notified in writing to the Administrative Agent, through the Paying Agent.  The Paying Agent hereby agrees to make such payment of Interest then due in accordance with the terms hereof if so instructed by the Exporter.

          (b)        The Advance Amount, any Interest thereon (to the extent permitted by law), and any other amount due and payable under this Prepayment Agreement that is past due (whether at the Applicable Maturity Date, by acceleration or otherwise) shall bear interest from the date such amount is due until such amount is paid in full at the per annum rate that is the then applicable Interest Rate plus 1% p.a. (one percent per annum).

          (c)        Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed (including the first day, but excluding the last day). Accrued Interest shall be due and payable in arrears upon any payment of the Advance and on each applicable Interest Payment Date. However, interest accruing according to paragraph (b) shall be due and payable from time to time on demand of the Lenders.

          (d)        In the event that the Exporter (or the Paying Agent, as provided in paragraph  (a) above) is unable for any reason, including without limitation, because of an action or inaction by any Governmental Authority of Brazil, to pay Interest as provided hereunder, the Exporter shall make additional Covered Shipments to Importers at such times and in such amounts as permitted by the relevant Governmental Authority so that the aggregate Purchase Prices paid for such Covered Shipments by the Importers and/or paid in connection of any Undertakings and deposited in the Collection Account are sufficient to pay to the Administrative Agent (for the benefit of the Lenders) the amount of Interest due hereunder as and when due. In such case, the Paying Agent, on behalf of the Exporter, shall make such payments of Interest to the Administrative Agent (for the benefit of the Lenders) using funds available in the Collection Account.

Section 5.     Repayments; Prepayments

          (a)        Each Advance shall be due and payable in 9 quarterly installments (each, an “Installment”) beginning on the Banking Day that is 1814 days after the  Disbursement Date (the “First Installment Date”), and as shown in Schedule 3, in the following manner:

Days from Disbursement Date	Installment amount

1814	25% of Advance
1904	9.375% of Advance
1994	9.375% of Advance
2084	9.375% of Advance
2172	9.375% of Advance
2263	9.375% of Advance
2354	9.375% of Advance
2444	9.375% of Advance
2520	9.375% of Advance.

Notwithstanding the foregoing, any monies received by the Administrative Agent shall be applied in the following order: (a) Breakage Costs (if any); (b) Interest due and unpaid; (c) to reduce the amount of principal due and unpaid on the next Installment; and (d) to reduce the amount of principal due and unpaid on subsequent Installments.

          (b)        The Exporter shall itself, or shall cause the Paying Agent to (for the benefit and on behalf of the Exporter) instruct all Importers to make all payments due hereunder and/or shall cause to be paid the proceeds arising from the Undertakings in US Dollars, in same day funds, no later than 10:00 a.m. (New York time), on the dates such payments are due, without set-off, counterclaim or deduction, directly to the account informed by the Collateral Agent in writing from time to time.

          (c)        Repayment of the Advance shall be made by payment of funds to the Collection Account. To that end, the Exporter agrees to, or cause the Paying Agent to (i) act in accordance with sub-item (b) above, (ii) upon request, but in any case not before 10 (ten) days after the relevant repayment date, provide the Administrative Agent with originals or copies of all Shipping Documents related to such Covered Shipments. The Collateral  Agent shall transfer sufficient funds from the Collection Account to the Administrative Agent. The Administrative Agent shall apply the funds received from the Collateral Agent towards repayment of the Exporter’s indebtedness hereunder. It is hereby understood that funds not received by 10:00 a.m. (New York time) and, in the absence of any authenticated notification received in form and substance satisfactory to the Collateral Agent from the Importer’s bank(s) confirming that such payment has been made, then the Collateral Agent will make payment next day value after receipt of funds.

          (d)        The Exporter or the Paying Agent, on behalf of the Exporter, shall make available, when and as due, funds in the Collection Account sufficient to satisfy the payment obligations of the Exporter hereunder and under the Promissory Note on the due dates thereof, notwithstanding any other obligations which the Exporter or the Paying Agent may have to any other Person, repayment of which is intended to be made from funds in such Collection Account.

          (e)        If the due date of any payment under this Prepayment Agreement or under the Promissory Note would fall on a day which is not a Banking Day, such date shall be extended to the next Banking Day (and Interest shall be payable for the Advance Amount so extended for the period of such extension), unless such Banking Day falls in the next calendar month, in which case the payment shall be due on the immediately preceding Banking Day.

          (f)        If the Lenders holding at least 51% (fifty-one per cent) determine that a Material Adverse Effect has occurred, such Lenders shall promptly inform the Administrative Agent in writing who shall in turn, within a period of no more than three Banking Days, provide written notice thereof to the Guarantor and the Exporter and, in case each Lender does not receive satisfactory remedy from the Exporter, the Paying Agent and/or the Guarantor, the Administrative Agent (after consultation with the Lenders) shall provide to the Guarantor and the Exporter a written demand for prepayment of the then outstanding principal amount of the Advance and within 90 (ninety) Banking Days of receipt of such demand by the Exporter and the Guarantor, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued Interest thereon.

          (g)        The Exporter may, on a Banking Day, prepay all or a portion of any Advance Amounts at any time or from time to time, which pre-payment shall in each case, be made together with accrued and unpaid Interest on the principal amount, so prepaid and all other amounts then payable under this Prepayment Agreement (including the costs and expenses described in Section 17, solely in the event such prepayment is made on a day other than the final day of an Interest Period), without premium but subject to the costs and expenses described in Section 17 (solely in the event that such prepayment is made on a day other than the final day of an Interest Period); provided that: (a) the Exporter shall give the Lenders  notice of each such pre-payment at least three (3) Banking Days prior to the date of such prepayment (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder), (b) each such notice of pre-payment shall specify the amount of the Advance Amount being prepaid and (c) each partial pre-payment shall be applied to the outstanding Advances in the inverse order of maturity.

Section 6.     Taxes

          (a)        The Exporter will pay to the Administrative Agent (for the benefit of the Lenders), all amounts due under this Prepayment Agreement and the Promissory Note free and clear of all deduction of any present or future taxes, levies, imposts, charges, withholdings, penalties, fines, additions to tax and interest, imposed or levied in Brazil or any other jurisdictions from which any payment hereunder or under the Promissory Note is remitted, or any political subdivision or taxing authority thereof (the “Taxes”), except taxes imposed on each of the Lenders’ income by the jurisdiction under which such Lender is incorporated.

          (b)        In the event the Exporter is required to deduct or withhold any Taxes, the Exporter hereby agrees to pay the required deductions contemplated in Section 6(a) herein, including deductions applicable to the additional amounts payable thereunder, so that the Administrative Agent shall receive an amount equal to the sum the Lenders would have received had no such deductions been made.

          (c)        Upon the Administrative Agent’s request, the Exporter shall, within thirty (30) days, furnish a copy of the official receipts evidencing payment of Taxes made according to this Section 6, if any.

          (d)        The Exporter shall indemnify the Administrative Agent and the Lenders for the full amount of Taxes or any penalties, interest and expenses arising therefrom paid by each Lender. This indemnification shall be made within 45 days from the date the Lenders  make written request therefor, subject to Central Bank authorization.

Section 7.     Illegality

          (a)        If, after the date of this Prepayment Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any of the Lenders with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for any of the Lenders to make, maintain or fund the Advance, and after such Lender or Lenders have made reasonable efforts to make, maintain or fund the Advance using other alternatives such as lending offices in other jurisdictions, then such Lender or Lenders forthwith shall so notify the Exporter in writing, whereupon the obligation of such Lender or Lenders to make or maintain the Advance shall be terminated. Upon receipt of such notice, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued Interest thereon, on the longer of either (a) the last day of Interest Period applicable thereto or  (b) within sixty-six (66) Banking Days.

          (b)        Brazil or any competent authority thereof shall declare a moratorium on the payment of or default on, all or a substantial part of the Indebtedness of Brazil or any governmental agency or authority thereof or persons or corporations therein, the effect of which does or will prevent or impede any payment in respect of the Advance and the validity of “pre-pagamento” agreements in Brazil, then the Exporter forthwith shall so notify the Administrative Agent in writing within ten (10) Banking Days. Whereupon, unless within 20 (twenty) Banking Days the Administrative Agent, after consultation with the Lenders certifies in writing that it is satisfied that the Exporter, the Paying Agent and/or the Guarantor, shall be able to meet their respective obligations hereunder, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued Interest thereon, on the longer of either (a) the last day of Interest Period applicable thereto or (b) within ninety (90) Banking Days. Prepayment made pursuant to this Section 7 shall be made without payment of Costs and Expenses as defined in Section 17.

          (c)        If, after the date of this Prepayment Agreement, the introduction of, or any change in the law in the Exporter’s country shall occur which renders this Prepayment Agreement invalid, illegal or unenforceable, the Exporter shall prepay in full the then outstanding principal amount of the Advance, together with accrued Interest thereon, on the longer of either (a) the last day of Interest Period applicable thereto or (b) within sixty-six (66) Banking Days.

          (d)        Prepayment pursuant to this Section 7 shall be made without premium.

Section 8.     Conditions Precedent

          (a)        The obligation of the Lenders to make the Advance is subject to the condition precedent that the Administrative Agent shall have received the following documents and instruments, duly executed, created or issued, as the case may be:

(i)	This Prepayment Agreement, and the Promissory Note;

(ii)	A copy of the Financial Transaction Registration (“Registro de Operações Financeiras – ROF”) issued by Central Bank of Brazil;

(iii)	Evidence of the payment of the fees due hereunder;

(iv)	A Disbursement Request;

(v)	The Exporter’s and the Guarantor’s balance sheet and statement of income, stockholders’ equity and cash flows as of and for the fiscal year ended 2003, certified by its independent public accountants;

(vi)

Legal opinion from Brazilian counsel to the Exporter and the Guarantor addressed to the Administrative Agent and regarding matters requested by the Administrative Agent, substantially in the form of Exhibit C hereto;

(vii)

Copies of (A) the by-laws of the Exporter, the Paying Agent and Guarantor and Articles  of  Incorporation, if applicable, and (B)  relevant corporate  authorizations of the Exporter, the Paying Agent and the Guarantor necessary  to authorize the execution, delivery and performance  of the Advance  Document;

(viii)

A certificate from a duly authorized Responsible Officer of each of the  Exporter, the Paying Agent and the Guarantor as to the incumbency and  signatures of its duly authorized officers that are authorized to execute and  deliver the Advance Document substantially in the form of Exhibit D hereto;

(ix)	such other approvals, opinions, or documents as the Administrative Agent may reasonably request and which are duly justified in writing;

            (b)      The obligation of the Lenders to make the Advance is also subject to the satisfaction of the following conditions precedent, and the disbursement by the Lenders of the Advance shall constitute a representation by the Exporter that items (i), (ii) and (iii) below shall have been satisfied on and as of the Disbursement Date:

(i)	the representations and warranties made by the Exporter, the Guarantor and the Paying Agent herein shall be true and correct on and as of the Disbursement Date;

(ii)	both immediately prior to the making of the Advance and after giving effect thereto and to the intended use of the proceeds thereof, no Event of Default shall have occurred and be continuing; and

(iii)

there has been no material adverse change, since the last audited financial statements of the Exporter, the Paying Agent and the Guarantor received by the Administrative Agent, in the economic and/or financial condition of the Exporter and the Guarantor.

            (c)      Upon the receipt by the Exporter of the Disbursement Request duly acknowledged and agreed by the Administrative Agent, the Lenders shall make the Advance, notwithstanding the provisions of item b (iii) above.

Section 9.     Representations and Warranties

(a)	Each of the Exporter, the Paying Agent and the Guarantor hereby represent and warrant that:

(i)

It is duly organised and validly existing under the laws of the jurisdiction of its  organisation, registered with the “Departamento do Comércio Exterior –  Decex”, and has full power, authority and legal right to borrow the Advance  and to execute, deliver and perform this Prepayment Agreement and any  Promissory Note in the form set forth in Exhibit A.

(ii)

The  Advance contemplated  herein  and  the  execution,  delivery  and  performance of this Prepayment Agreement and of the Promissory Note are  within its powers, and have been duly authorised by all necessary actions, and  do not violate any provision of applicable law, regulation or order of any court  or regulatory body. Furthermore,  the Advance  contemplated under this  Prepayment Agreement and evidenced by the Promissory Note will not result  in the breach of, constitute a default, or require any consent under any  agreement, instrument or document to which it is a party or by which it or any  of its property may be bound or affected.

(iii)	This Prepayment Agreement and the Advance Document constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(iv)

There are no  actions, suits or proceedings pending or, to its knowledge,  threatened against or affecting it before any court, governmental agency or  arbitrator, which may, in any one case or in the aggregate, have a Material  Adverse Effect and which as of the Disbursement Date have not been remedied  in full or otherwise are not being remedied in a manner satisfactory to the  Administrative Agent and the Lenders.

(v)

It has good title to, or valid leasehold interests in, all its real and personal  property material to its business, except for defects in title that do not interfere  with its ability to conduct its business as currently conducted or to utilise such  property for its intended purposes. It owns or is licensed or otherwise has the  right to use all of the patents, contractual franchises, licenses, authorisations  and other rights that are reasonably necessary for the operation of its business,  without conflict with the rights of any other Person.

(b)	The Exporter hereby represents and warrants further that:

(i)

It has furnished to the Administrative Agent its balance sheet and statement of  income, stockholders’ equity and cash flows as of and for the fiscal year ended  2003, certified by its independent public accountants. Such financial  statements are complete and correct, and fairly present the Exporter’s financial  condition and the results of its operations and cash flows as of such dates and  for such periods in accordance with Brazilian GAAP. Since December 31,  2003 there has been no development or event that has had or could reasonably  be expected to have a Material Adverse Effect.

(ii)

Other than the approval of the Central Bank, which will be obtained as per  Section 8(a)(ii), no authorisation or approval or other action by, and no notice  to or filing with, any Governmental Authority or regulatory body is required  for the due execution, delivery and performance of this Prepayment Agreement  (except that the Exporter shall have to enter into an exchange contract with a  bank authorised to operate in the exchange market in Brazil whenever it shall  pay interest hereunder) or any of the other Advance Document.

(iii)

Its obligations evidenced by this Prepayment Agreement and the Advance  Document to which it is a party are its direct and unconditional obligations,  and rank in priority of payment and in all other respects at least pari passu with  all its other similar secured and unsubordinated indebtedness, subject  to statutorily preferred exceptions, it being understood that all debt provided by  BNDES shall be excluded from this clause.

(iv)

It is not in default under or with respect to any agreement, instrument or  undertaking to which it is a party or by which it or any of its property or assets  are bound which default would have or cause a Material Adverse Effect.

(v)

Neither it nor any of its property or assets has any immunity (sovereign or  otherwise) from jurisdiction of any court or from any legal process (whether  through service or notice, attachment prior to judgement, attachment in aid of  execution, execution or otherwise) under the laws of the jurisdiction of its  organisation, except for public concessions.

(vi)

Under the laws of Brazil in force at the date hereof, it is not necessary that this  Prepayment Agreement or the Promissory Note be filed, recorded or enrolled  with any court or any other authority in Brazil or that any stamp, registration or  similar tax be paid on or in relation to this Prepayment Agreement or the  Promissory Note; except that a certified translation into Portuguese of this  Agreement and the Promissory Note is required to be filed with a competent  Registry of Deeds in Brazil in order to ensure the legality, validity and binding  effect of this Prepayment Agreement and the Promissory Note;

Section 10.     Affirmative Covenants      Each of the Exporter and the Guarantor covenant and agree that, so long as any part of the Advance is outstanding it will:

            (a)      Furnish to the Administrative Agent (i) upon demand, but not earlier than 120 days after the end of each fiscal year, its consolidated and, if available, consolidating balance sheet, as of the end of its fiscal year, and the related statement of earnings, shareholders’ equity and changes in financial condition prepared in accordance with Brazilian GAAP, in each case setting forth in comparative form the figures for the previous fiscal year, and certified by independent public accountants of recognized international standing; (ii) promptly after it knows that any Event of Default has occurred, however not later than 20 days after such occurrence, a certificate from a duly authorized officer notifying the Lenders  as to the occurrence of such Event of Default, describing the same in reasonable detail and describing the actions that it proposes to take with respect thereto; (iii) immediately after the commencement thereof, notice in writing of all actions, suits and proceedings before any court or governmental agency or instrumentality of any jurisdiction which, if determined adversely to it, will have a Material Adverse Effect; and (iv) such other publicly available  information with respect to its business, properties or its condition or operations, financial or otherwise, as the Lenders  may from time to time reasonably request.

          (b)        Keep proper books of record and account in which full, true and correct entries in conformity with Brazilian GAAP and the requirements of applicable law shall be made of all dealings and transactions in relation to its business.

          (c)        obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licenses and consents required in or by the laws and regulations of Brazil to enable it lawfully to enter into and perform its obligations under this Prepayment Agreement, the Promissory Note and the Export Agreements or to ensure the legality, validity, enforceability or admissibility thereof in evidence in Brazil;

          (d)        promptly upon receipt of the Advance, enter into and perform its obligations under the currency exchange agreement, on terms and subject to conditions approved by the Administrative Agent, preferably with Banco ABN AMRO REAL S.A. pursuant to which the Exporter sells the dollars represented by the Advance to, and receives Brazilian currency in respect thereof from, the bank responsible for the currency exchange agreement (Banco ABN AMRO REAL S.A. or otherwise a third financial institutions authorized by the Central Bank) and procure that such currency exchange agreement is promptly registered as a “Pagamento Antecipado de Exportação” with the Central Bank;

          (e)        Comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities; and take all necessary actions in order to obtain and maintain in full force and effect all such governmental authorizations, approvals and consents as may be required for it to comply with its obligations under this Prepayment Agreement and the other Advance Document;

          (f)        Continue to engage in its existing Business and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, and comply with all contractual obligations binding on it and its property.

          (g)        Take any and all actions necessary so that its obligations under the Advance Document to which it is a party shall at all times rank at least pari passu in priority of payment and in all other respects with all present and future secured and subordinated indebtedness, subject to statutorily preferred exceptions.

          (h)        Within 90 days after the first Disbursement Date, deliver to the Administrative Agent, the following documents, all of which shall be in form and substance satisfactory to the Administrative Agent: (a) an opinion of Clifford Chance LLP, special Hungarian counsel to the Initial Trading Company, (b) a certified copy of the Trading Company Collateral Documents, duly executed and delivered by the parties thereto, including registration of the Agreement Constituting Floating Charge dated in or around May 2004 between the Initial Trading Company and VCP Exportadora with the Registry of Charges maintained by the Hungarian Chamber of Notaries Public, (c) certified copies of the Organizational Documents of the Initial Trading Company

Section 11.     Negative Covenants     Each of the Exporter and the Guarantor covenant and agree with the Administrative Agent and the Lenders that, so long as any part of the Advance is outstanding it will not:

          (a)        enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets; provided that:

(i)

it may merge or consolidate with or into, or sell or transfer all or substantially  all of its assets to, any other Person that is organized in an OECD Country (or,  if not an OECD Country,  its  current  jurisdiction of organization) if,  immediately after giving effect thereto:

(A)

(1) with respect to any merger or consolidation, it is the surviving Person  or, if not, the surviving Person has validly assumed its obligations under  the Advance Document to which it is a party, or (2) with respect to a  sale, transfer, lease or other disposition of all or substantially all of its  assets, the Person to whom the assets have been sold, transferred, leased  or otherwise disposed has validly assumed all obligations under the  Advance Document to which the transferor is a party (which assumption  may constitute a novation of such obligations under applicable law);

(B)

no Event of Default or event that (with notice, lapse of time or both)  would become an Event of Default (including under Section 12(m) or  resulting  from a  breach  of  Section 10(d))  exists  or  would  exist  immediately after such merger, consolidation, sale, transfer, lease or  other disposition;

	(C)	the Administrative Agent shall have received any other opinions, evidence of security interest filings and other documents or evidence as it may reasonably request in connection therewith;
(D)

to the extent reasonably requested by the Administrative Agents, the  Advance Document shall have been amended (or amended and restated)  to reflect such merger, consolidation, sale, transfer, lease or other  disposition.

Notwithstanding the foregoing clauses (A)-(D), the Net Debt to EBITDA Ratio  of any Surviving Entity shall not exceed 3.00 as of the date of consummation  of such merger, consolidation, sale, transfer, lease or other disposition.

(ii)	the Exporter may be merged into Guarantor,
(iii)

it may sell, lease, transfer  or  otherwise dispose of obsolete or worn-out  property or  equipment no longer used or useful in its business and any  inventory or other assets sold or disposed of in the ordinary course of its  business, and

(iv)	it may sell or otherwise transfer Goods and other assets to the Exporter or the Guarantor, as the case may be, in the manner contemplated in the Advance Document.

          (b)        Enter into any transaction or series of related transactions with any Affiliate thereof (other than its wholly-owned Subsidiaries), other than in the ordinary course of their respective businesses and on terms and conditions substantially as favorable to it as would reasonably be obtained at that time in a comparable arm’s -length transaction with a Person other than such Affiliate. Notwithstanding the foregoing, this provision shall not apply to: (a) any loan or similar financial transaction (or series of related financial transactions) entered into for the sole purpose of performing cash management or other financial management functions of an Affiliate or Subsidiary as the case may be and/or (b) tax allocation agreements entered into from time to time between an Affiliate or a Subsidiary as the case may be provided always none of the foregoing shall materially impair the ability of the Exporter and/or Guarantor to comply with their respective obligations under this Prepayment Agreement.

Section 12.     Events of Default If one, or more, of the following events (each an “Event of Default”) shall occur and be continuing:

          (a)        The Exporter shall fail to make payment of any amount of principal due hereunder;

          (b)        The Exporter shall fail to make payment, due to administrative reasons, of any  Interest, fees or other amounts due hereunder (whether at stated maturity, at acceleration or otherwise), after the expiry of three (3) Banking Days after the date the same becomes due; or

          (c)        Any representation, warranty or certification made herein (or any modification or supplement hereto) by the Exporter or the Guarantor shall prove to have been false or misleading in any material respect as of the time made or furnished;

          (d)        The Exporter ceases to be involved in (i) the business of producing pulp and paper and/or other related products and (ii) other lines of business that are related or incidental to the business described under this Prepayment Agreement;

          (e)        The Exporter, the Paying Agent or the Guarantor shall default in the performance of any other obligation under this Prepayment Agreement (other than payment obligations or any of the events described in (a), (b), (c) and (d), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s) and (t) of this Section 12) and/or the Export or the Guarantor under the Promissory Note, including failure related to the export of the Goods; and such default continue un-remedied for a period of 10 Banking Days after notice thereof to the Exporter by the Administrative Agent, provided always that the Guarantee shall always be legally binding and effective on the Guarantor;

          (f)        The Exporter shall admit in writing its inability to be generally able to pay its debts;

          (g)        The Guarantor shall admit in writing its inability to be generally able to pay its debts;

          (h)        The Paying Agent shall admit in writing its inability to be generally able to pay its debts;

          (i)        The Exporter shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all, or substantially all, its respective property or assets, (ii) make a general assignment for the benefit of creditors, (iii) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, liquidation, dissolution, arrangement or winding-up, or composition  or readjustment of its respective debts, or (iv) take any corporate action for purpose of effecting any of the foregoing;

          (j)        The Paying Agent shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or substantially all its respective property or assets, (ii) make a general assignment for the benefit of creditors, (iii) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its respective debts, or (iv) take any corporate action for purpose of effecting any of the foregoing and the Exporter shall not have designated a substitute for replacement thereof reasonably acceptable to the Lenders within 10 Banking Days after notice thereof to the Exporter by the Administrative Agent;

          (k)        The Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or substantially all its respective property or assets, (ii) make a general assignment for the benefit of creditors, (iii) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its respective debts, or (iv) take any corporate action for purpose of effecting any of the foregoing;

          (l)        A proceeding or case shall be commenced, without the application or consent of the Exporter , in any court of competent jurisdiction, seeking (i) its liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its respective debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Exporter, the Paying Agent or the Guarantor of all or substantially all of its respective property or assets, or (iii) similar relief in respect of the Exporter, the Paying Agent or the Guarantor under any law relating to bankruptcy, insolvency, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgement or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 44 (forty-four) Banking Days;

          (m)        Any default or event of default shall occur or be continuing under any agreement, instrument or other document of the Exporter or the Guarantor evidencing External Indebtedness (as defined below) in excess of Fifty Million Dollars (US$ 50,000,000.00) (or its equivalent in other currencies) and such default or event of default causes the acceleration of such External Indebtedness and shall not have been waived.  For purposes of this paragraph (h), “External Indebtedness” shall mean indebtedness for borrowed money which is payable or may be paid (i) in a currency other than the lawful currency of Brazil an (ii) to a Person resident or having its principal place of business outside of Brazil;

          (n)        Any judgement or order from which no further appeal is permissible under applicable law for the payment of money aggregating in excess of Fifty Million Dollars (US$ 50,000,000.00) (or its equivalent in another currency) shall be rendered against the Exporter or the Guarantor and such judgement or order shall continue unsatisfied and in effect for a period of 30 (thirty) calendar days;

          (o)        A Change of Control shall occur;

          (p)        An event shall occur which results in a Material Adverse Effect;

          (q)        The Debt Service Coverage Ratio as of the end of any fiscal quarter of the Guarantor shall be less than 1.30 (it being understood that such ratio shall not be calculated until the delivery of the financial statements referred to in Section 10, but that any related Event of Default shall be considered to have begun as of the last day of the relevant fiscal quarter);

          (r)        The Net Debt to EBITDA Ratio as of the end of any fiscal semester of the Guarantor shall exceed 3.00 (it being understood that such ratio shall not be calculated until the delivery of the financial statements referred to in Section 10, but that any related Event of Default shall be considered to have begun as of the last day of the relevant Fiscal Semester);

          (s)        The Debt to Total Capitalization Ratio as of the end of any fiscal semester of VCP shall exceed 0.70 (it being understood that such ratio shall not be calculated until the delivery of the financial statements referred to in Section 10, but that any related Event of Default shall be considered to have begun as of the last day of the relevant Fiscal Semester);

          (t)        For any two consecutive Measurement Periods  (or four during the life of the Advances), failure to achieve the Coverage Ratio;

          then, in such event, the Administrative Agent may by notice to the Exporter and the Guarantor, declare the Advance Amount then outstanding, the accrued Interest on the Advance and all other amounts payable by the Exporter hereunder to be, whereupon the same shall become, forthwith due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Exporter. Notwithstanding the foregoing, any event referred to in clause (a) or (b) above existing for a period of up to 5 (five) Banking Days after the applicable grace period will not constitute an Event of Default if such delay or failure could not have been prevented by the exercise of reasonable diligence by the Exporter or the Guarantor, and such delay or failure was caused by an act of God, riot, an act of war, terrorism, epidemic, flood, weather, landslide, fire, earthquake, electrical outage or similar causes.

Section 13.     The Administrative Agent

Each of the Lenders hereby irrevocably confirms the appointment of the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                    (a)        The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank may accept deposits from, lend money to and generally engage in any kind of business with the Exporter or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder.

                    (b)        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other loan documents to which it is a party. Without limiting the generality of the foregoing:  (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Majority Lenders; and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Exporter, the Guarantor or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Exporter, the Guarantor or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Prepayment Agreement and any other Advance Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Prepayment Agreement or any Advance Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth hereunder or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    (c)        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Exporter or the Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts other than through willful misconduct and/or gross negligence.

                    (d)        The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent of the Administrative Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    (e)        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving sixty (60) days written notice to the Lenders and the Exporter.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Exporter, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article hereof shall continue in effect for the benefit of such retiring Administrative Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                    (f)        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Advance established pursuant to this Prepayment Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Prepayment Agreement and any other Advance Document, any related agreement or any document furnished hereunder or thereunder.

Section 14. The Collateral Agent

                    Each of the Lenders hereby irrevocably confirms the appointment of the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf, and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                    (a)        The bank serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent, and such bank may accept deposits from, lend money to and generally engage in any kind of business with the Exporter or the Guarantor or any of its respective Subsidiary or Affiliate thereof as if it were not the Collateral Agent hereunder.

                    (b)        The Collateral Agent shall not have any duties or obligations except those expressly set forth herein or in any other loan document to which it is a party.  Without limiting the generality of the foregoing: (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Collateral Agent is required to exercise in writing by the Majority Lenders; and (iii) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Exporter or the Guarantor or any of its respective subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Exporter, the Guarantor or a Lender, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Prepayment Agreement and any other Advance Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Prepayment Agreement and any other Advance Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

                    (c)        The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person.  The Collateral Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Exporter or the Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts other than through willful misconduct and/or gross negligence.

                    (d)        The Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Agent.

                    (e)        Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by giving sixty (60) days written notice to the Lenders and the Exporter.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Exporter and the Guarantor, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within sixty (60) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent or an Affiliate of any such bank.  Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After the Collateral Agent’s resignation hereunder, the provisions of this Article hereof shall continue in effect for the benefit of such retiring Collateral Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

                    (f)        Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Advance established pursuant to this Prepayment Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Prepayment Agreement and any other loan document, any related agreement or any document furnished hereunder or thereunder.

Section 15. Relationship between the Lenders

                    (a)        The participation in the Advance hereunder shall be for each of the Lenders’ own account and risk. Each Lender shall bear the risks associated with its portion of the Advance under this Prepayment Agreement, including, without limitation, that the Exporter may fail to make payments as required pursuant to the terms of this Prepayment Agreement and any other Advance Document.

                    (b)        Any action to be taken by the Lenders hereunder shall be taken by the Administrative Agent, upon written request of the Majority Lenders.

                    (c)        Each Lender has reviewed the text of each document evidencing the Advance, including this Prepayment Agreement and any other Advance Document. Each Lender acknowledges and agrees that no exercise of the rights and benefits provided to the parties in any other loan document shall impose any rights or obligations upon any other Lenders thereof other than are expressly set forth herein or therein.

                    (d)        Each Lender will contribute to its pro rata participation of any and all costs, expenses and disbursements incurred or made by the Administrative Agent, the Collateral Agent and any other Lender in protection of rights granted pursuant to this Prepayment Agreement or any other Advance Document and enforcing any remedies hereunder or thereunder. Any costs, expenses or disbursements incurred by a Lender pursuant to the immediately preceding sentence must be approved by the Majority Lenders prior to any incurrence by any Lender in order to be subject to contribution pursuant thereto.

                    (e)        Each Lender agrees to indemnify and hold the Administrative Agent and the Collateral Agent harmless, to the extent of each Lender’s pro rata participation, from any and all claims (including, without limitation, any tax claims), losses, liabilities, costs and expenses (including legal fees and disbursements) suffered or incurred by the Administrative Agent or the Collateral Agent in connection with the Advance or the transactions contemplated by this Prepayment Agreement and any other Advance Document (other than those arising out of Administrative Agent’s or Collateral Agent’s own gross negligence or willful misconduct).

                    (f)        In the event the Administrative Agent makes any payment to a Lender and either does not receive such payment promptly from the Exporter thereafter or for any reason amounts received by the Administrative Agent are rescinded or must otherwise be returned by the Administrative Agent, each Lender will immediately repay to the Administrative Agent, upon request, such Lender’s pro rata participation of such amount not received or so returned or paid.

                    (g)        Anything in this Prepayment Agreement to the contrary notwithstanding, in no event shall the Administrative Agent or any Lender be liable under or in connection with this Prepayment Agreement or any other loan document for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Administrative Agent or any Lender has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

Section 16. Fees

16.1 Up-front-Participation-Fee. The Exporter shall pay to the Administrative Agent (for the benefit of the Lenders) the Up-front-Participation Fee in United States Dollars, in the amount and at the times agreed in the Offer Letter dated April 13, 2004.

16.2. Arrangement Fee. The Exporter shall pay to the Lead Arrangers an arrangement fee in the amount and at the times agreed in the Offer Letter dated April 13, 2004.

16.3. Administrative Agent Fee: The Exporter shall pay to the Administrative Agent a fee of US$ 25,000.00 per annum as long as any amounts due hereunder remain outstanding.

Section 17.     Costs and Expenses

          (a)         If the Exporter makes any payment of principal of the Advance (excluding as a result of the provision set forth in Section 7 hereof) on any day, other than the last day of the Interest Period applicable thereto, or fails to borrow the Advance on the date specified therefore in the notice to the Administrative Agent pursuant to Section 3 hereof, the Exporter shall reimburse the Lenders, on demand, for any financial loss, excluding loss of anticipated profits, incurred by it as a result of the timing of such payment or such failure, or as a result of liquidating or employing deposits from third parties, provided that the Administrative Agent shall have delivered to the Exporter a certificate as to the amount of such loss incurred by the Lenders , which certificate shall be conclusive in the absence of manifest error.

          (b)         The Exporter agrees to reimburse the Lenders on demand for all reasonable and documented costs and expenses (including without limitation legal fees and registration costs) incurred by the Lenders in connection with the preparation and execution of the Advance Document, subject to a maximum amount of US$10,000.00 (ten thousand US Dollars).

Section 18.     Governing Law and Jurisdiction

          This Prepayment Agreement shall be governed by and construed in accordance with the laws of the state of New York.

          (a)         The Exporter, the Paying Agent and the Guarantor irrevocably agree for the exclusive benefit of the Collateral Agent, the Administrative Agent and the Lenders that the courts of the state of New York shall have jurisdiction to hear and determine any suit action or proceeding, and to settle any disputes, which may arise out of in connection with this Prepayment Agreement and for such purposes you hereby irrevocably submit to the jurisdiction of such courts.

          (b)         Nothing contained in this Section shall limit the right of the Collateral Agent, Administrative Agent and the Lenders to take proceedings against the Exporter or the Guarantor, in any other court of competent jurisdiction, nor shall the taking of any such proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not (unless precluded by applicable law).

          (c)         The Exporter, the Guarantor and the Paying Agent waive any objection which it may have now or in the future to the courts of the state of New York being nominated for the purpose of Section 18 (b) above and agree not to claim that any such court is not a convenient or appropriate forum.

          (d)         Each of the Exporter, Guarantor and Paying Agent hereby authorizes and appoints CT Corporation CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, United States of America to accept service of all legal process arising out of or connected with this Prepayment Agreement.  Service on such person(s) (or substitute) shall be deemed to be service on the Exporter, Guarantor or the Paying Agent whether or not process is forwarded to or received by it. Except upon such a substitution, the Exporter and the Guarantor undertakes not to revoke any such authority or appointment, at all times to maintain an agent for service of process in New York, New York – United States of America and, if any such agent ceases for any reason to be an agent for this purpose, forthwith to appoint another agent and advise the Administrative Agent accordingly. Failing such appointment, the Administrative Agent shall be entitled by notice to the Exporter to appoint such a replacement agent to act on behalf of the Exporter, Guarantor and the Paying Agent (as the case may be).

Section 19.     Successors and Participations

          (a)         This Prepayment Agreement and the Promissory Note shall be binding on the Exporter, the Guarantor, the Paying Agent, and its respective successors and assigns and shall inure to the benefit of the Lenders and its successors and assigns.

          (b)         Except as provided herein, neither the Exporter, nor the Paying Agent nor the Guarantor may assign or otherwise transfer all or any part of its respective rights or obligations under this Prepayment Agreement and the Promissory Note without the prior written consent of the Administrative Agent (after written consent of the Lenders).

          (c)         The Lenders (including Administrative Agent, and Collateral Agent) may: (i) assign in whole and in part its rights and obligations under this Prepayment Agreement and the Promissory Note, provided, however, that such assignment (A) does not increase the overall cost hereunder to the Exporter, in any way whatsoever, and (B) is consented by the Exporter in writing (such consent not to be unreasonably withheld); provided, however that no such consent is required in the event  (x) the Lender assigns its rights and obligations to another branch of the Lender or any entity directly or indirectly controlled by, controlling or under common control with, the Lender, or (y) at any time that an Event of Default of payment as described in Section 12 (a) has occurred and is continuing; (ii) sell participations in, all or any part of this Prepayment Agreement and the Promissory Note to another bank or other entity without the prior written consent of the Exporter, provided that the Administrative Agent shall advise the Exporter of each such sale of participations within five Banking Days from such sale.

For the purposes hereof, (a) “Assignment Agreement” shall mean any agreement entered into by the buyer (the “Assignee”) of specified rights and obligations of the seller (the “Assignor”) in respect of this Prepayment Agreement and the Promissory Note, and whereby the Assignee will substitute the Assignor as a Lender and (b) a “Participation” shall mean any agreement entered into by the Lender whereby the Lender sells to any third party (a “Participant”) its interest in all or any part of this Prepayment Agreement and the Promissory Note; provided, however, that in any such case the contractual relation between the parties hereto shall not be affected, and the Participant itself shall have no right to directly enforce this Prepayment Agreement and the Promissory Note against the Exporter or the Guarantor.

Section 20.     Indemnification

          The Exporter, the Guarantor and the Paying Agent agree to indemnify and hold harmless the Administrative Agent, Collateral Agent the Lenders and its officers, directors, employees, agents and representatives (together, the “Indemnified Parties”) from and against any and all liabilities, losses, damages, penalties, actions, judgements, suits, costs, expenses (including the reasonable documented fees and expenses of external counsels) or disbursements of any kind whatsoever (together, “Liabilities”) which may at any time (including following the repayment of the Advance) be imposed upon, incurred by or asserted against the Indemnified Parties as a result of, relating to, or arising out of any of the Advance Document or any document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Indemnified Parties under or in connection with any of the foregoing and that are duly evidenced by the Lenders, provided, however, that the Liabilities do not result directly from the gross negligence or willful misconduct of the relevant Indemnified Party.

Section 21.     Miscellaneous

          (a)         Any amendment or waiver of any provision of this Prepayment Agreement, or consent to any departure by the parties herefrom must be in writing and signed by the Exporter, the Paying Agent, the Guarantor, the Administrative Agent, the Lenders and the Collateral Agent. Such waiver or consent shall be effective only in the specific instance for which it is stipulated. Any failure or delay by the parties in exercising their rights hereunder shall not be deemed a waiver and shall not preclude the parties from the exercise of their rights.

          (b)         All notices, designations, consents, offers, acceptances, or any other communications provided pursuant to this Prepayment Agreement shall be given in writing and sent, to the Administrative Agent, the Paying Agent, the Guarantor and the Exporter at the following addresses or to such other addresses as may be designated in writing from time to time by the parties:

If to the Lead Arrangers:

ABN AMRO BANK N.V.
C/o of Banco ABN AMRO REAL S.A.
Attn: GT&A – Renato Faria/Andrea Moor
Avenida Paulista, 15th floor
CEP 01310-916 – São Paulo – Brazil
Fax: +55+1103174-9378
e-mail: inbal.salzstein@br.abnamro.com

BANCO SANTANDER CENTRAL HISPANO, S.A.
Attn: Olga Valverde
Address: 100 Ludgate Hill
London EC4M 7NJ England
Tel: 00-44-207-332-7747
Fax: 00-44-207-332-7839
e-mail: ovalverde.londres@sinvest.es

If to each of the Lenders:

To such Lender’s address as set forth in such Lender’s administrative details specified on Schedule 2 attached hereto together with its successors and permitted assigns pursuant to the Section 19 above.

If to the Administrative Agent:
ABN AMRO Bank N.V.
C/o of Banco ABN AMRO REAL S.A.
Attn: GT&A – Inbal SalzsteinAvenida Paulista, 15th floor
CEP 01310-916 – São Paulo – Brazil
Fax: +55+1103174-9378
e-mail: inbal.salzstein@br.abnamro.com
If to the Collateral Agent:

BANCO SANTANDER CENTRAL HISPANO S.A.
Attn: Jim Inches
Address: 100 Ludgate Hill
London EC4M 7NJ England
Tel: 00-44-207-3327781
Fax:00444-207-3327421
e-mail: jinches.londres@sinvest.es

If to the Exporter:
Attn: Mr. J. J. Trigo
Address: 1357 Alameda Santos
Sao Paulo, Brazil
Tel.: +55-11-3269-4165
Fax: +55-11-3269-4068
e-mail: trigojj@vcp.com.br

If to the Guarantor:
Attn: Mr. J. J. Trigo
Address: 1357 Alameda Santos
Sao Paulo, Brazil
Tel.: +55-11-3269-4165
Fax: +55-11-3269-4068
e-mail: trigojj@vcp.com.br

If to the Paying Agent:
Attn: Mr. J. J. Trigo
Address: Kaya W.F.G. (Jambi)
Mensing, 14, Curaçao
 Tel.: +55-11-3269-4165
Fax: +55-11-3269-4068
e-mail: trigojj@vcp.com.br

All such notices and communications shall be deemed given: (i) upon delivery if delivered by hand to the addresses provided in this Section 21(b); (ii) upon receipt if delivered by facsimile transmission to the number provided herein; or (iii) five (5) Banking Days after the date of deposit in the courier agency if delivered by reputable courier, return receipt requested if available, postage prepaid.

          (c)         This Prepayment Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

          (d)         The various provisions of this Prepayment Agreement are severable from each other. In the event that any provision in this Prepayment Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Prepayment Agreement shall be fully effective, operative and enforceable.

          (e)         No party hereto shall be liable for any delay in performance of any obligation hereunder by reason of any act or circumstance beyond the control of such Party due to the occurrence of a force majeure.

          (f)         The obligations of the Exporter, Paying Agent and the Guarantor under Sections 7, 20, and 22 hereof shall survive the repayment in full of the Advance.

          (g)         This Prepayment Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

Section 22.     Guarantee

          (a)         In consideration of the Lenders entering into the Prepayment Agreement with the Exporter (or for other valuable consideration receipt of which is hereby acknowledged), the Guarantor, as primary obligor unconditionally and irrevocably, jointly and severally, (i) guarantees the Lenders, on first written demand, by way of continuing security, the payment when due of all amounts payable by the Exporter or the Paying Agent under the Prepayment Agreement and other Advance Document and (ii) agrees that if and each time that the Exporter or the Paying Agent shall fail to make any payments as and when the same become due under the Advance Document, the Guarantor will on first written demand (without requiring the Lenders first to take steps against the Exporter or the Paying Agent or any other person) pay to the Lenders such amounts (as to which the certificate of the Lenders shall in the absence of manifest error be conclusive) in the currency in which such amounts are payable by the Exporter or the Paying Agent, free of all tax, charges or deductions whatsoever together with Interest thereon from the date of demand until the date of payment at the rate specified in the Prepayment Agreement. If deductions must be made by law then the Guarantor will pay such additional amounts as may be necessary to ensure that the Lenders receive the full amount provided for.

          (b)         The obligations of the Guarantor herein contained shall be in addition to and independent of every other security, if any, that the Lenders may at any time hold in respect of any obligation of the Obligors under the Prepayment Agreement.

          (c)         The obligations of the Guarantor hereunder constitute continuing obligations notwithstanding any intermediate payment or satisfaction of any part of any sum or sums of money owed by the Obligors under the Advance Document and shall not be affected by any matter that might operate to affect such obligations including without limitation (i) any time or indulgence granted to or composition with the Obligors or any other person, (ii) the taking, variation, renewal or release of, or neglect to perfect or enforce, any rights, remedies or securities against the Obligors or any other person or (iii) any unenforceability or invalidity of the Advance Document or any enforceability or invalidity of any obligations of the Obligors so that this Guarantee shall be construed as if there were no such unenforceability or invalidity.

          (d)         The Guarantor agrees as a primary obligation to indemnify the Lenders from time to time on demand from and against any loss incurred by the Lenders as a result of any of the obligations of the Obligors under the Advance Document being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to the Lenders, the amount of such loss being the amount which the Lenders would otherwise had been entitled to recover from the Obligors. The Guarantor will reimburse the Lenders all costs incurred by the Lenders in connection with the enforcement of this Guarantee.

          (e)         The Guarantor warrants that this Guarantee is its legally binding obligation enforceable in accordance with its terms and that all necessary governmental consents, authorizations and all other legal requirements for the giving and implementation of this Guarantee have been obtained.

          (f)         Until all amounts which may be or become payable under the Advance Document have been irrevocably paid in full, the Guarantor shall not by virtue of this Guarantee be subrogated to any rights of the Lenders or claim in competition with the Lenders against the Obligors or any other person.

          (g)         This Guarantee will remain in full force and effect until full discharge of the obligations of the Exporter to the Lenders.

          (h)         The rights of the Administrative Agent (for the benefit of each creditor hereunder or the Promissory Note) shall not be affected, nor shall the Guarantor be exonerated or discharged from its liabilities assumed hereunder by time being given to the Exporter or by any other indulgence or concession to the Exporter granted by the Administrative Agent (for the benefit of each creditor hereunder or the Promissory Note), by the taking, holding, varying, non-enforcement or release by the Administrative Agent (for the benefit of each creditor hereunder or under the Promissory Note) of any rights or remedies against the Exporter or other person or other guaranty or security for any of the sums payment of which is guaranteed hereunder or under the Promissory Note) or by any other indulgence or concession to the Exporter.

          (i)         Without conflict of applicable law, the Guarantor waives any and all rights (i) of preference as provided in Article 366, 827 and 838 of the Brazilian Civil Code and (ii) to object to be exonerated or discharged from its liabilities assumed hereunder.

          (j)         If the Lenders receive an amount in respect of the Guarantor’s liability under this Guarantee or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under Section 5 above:

(i)	The Guarantor shall indemnify the Lenders as an independent obligation against any loss or liability arising as a result of the conversion;

(ii)

If the amount received by the Lenders, when converted into the Contractual Currency at a market rate in the usual course of its business, is less than the amount owed in the Contractual Currency, the Guarantor shall forthwith on demand pay to the Lenders an amount in the Contractual Currency equal to the deficient amount; and

(iii)	The Guarantor shall pay to the Lenders on demand any exchange costs and taxes payable and reasonably incurred in connection with any such conversion.

The Guarantor irrevocably authorizes the Lenders to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor with the Lenders in satisfaction of any sum due and payable from the Guarantor to the Lenders hereunder but unpaid; for this purpose, the Lenders are authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

Section 23.     Assignment of Export Agreement

In consideration of the Lenders entering into this Prepayment Agreement:

          (a)         The Exporter hereby assigns, as of each date that is 30 (thirty) days prior to each date on which an Installment, Interest and all amounts due herein, are due and payable pursuant to the terms and conditions of this Prepayment Agreement, with full title guarantee and as a continuing security for the payment of its obligations hereunder (the “Secured Obligation”), an absolute security interest (“Security Interest”) in a portion of the Exporter’s rights, interest and remedies with respect to any and all of the Undertakings (including, but not limited to all of the Exporter’s rights to receive payment from Importers, including (but  not limited to) all of the Exporter’s future acquired rights to payment under the Export Agreements whether in the form of a letter of credit or right to title to the Goods or otherwise) which portion shall have a value not less than the value of such Installment, Interest and all amounts due herein.

          (b)         The Exporter will fully perform all of its material obligations under the Export Agreements, and will enforce all of its rights and remedies thereunder as it deems appropriate in its reasonable business judgement; provided, however, that the Exporter will not take any action or fail to take any action which would result in a waiver or other loss of any material rights or remedy of the Exporter thereunder.

          (c)         The Exporter will not, without the Administrative Agent ‘ prior written consent (which consent shall not be unreasonable withheld), modify, amend, supplement, compromise, satisfy, release or discharge the Export Agreements, any person liable directly or indirectly with respect thereto, or any agreement relating to the Export Agreements.

          (d)         The Exporter will at all times remain liable to observe and perform all of its duties and obligations under the Export Agreements, and the Lenders’ exercise of any of its rights with respect to this Prepayment Agreement will not release the Exporter from any of such duties or obligations. The Lenders are not obligated to (I) perform or fulfil any of the Exporter’s duties or obligations under the Export Agreements (II) make any payment under the Export Agreements, (III) make any inquiry as to the sufficiency of any payment of property received by it under the Export Agreements or the sufficiency of performance by any party under the Export Agreements, or (IV) present or file any claim, or take any action to collect or enforce any performance or payment of any amounts, or delivery of any property.

          (e)         Effective from and after the occurrence of any Event of Default and during the continuation thereof, the Exporter hereby irrevocably authorizes and empowers the Administrative Agent, on behalf of the Lenders, at the Administrative Agent’s sole discretion, to assert, either directly or on behalf of the Exporter any claims the Exporter may then or thereafter have against Importer with respect to the Undertakings that are subject to this Prepayment Agreement, in such a manner, as the Administrative Agent or the Collateral Agent may deem proper, to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the proceeds therefrom on account of the Secured Obligations, whether or not then due, in accordance with the terms of the Prepayment Agreement. The Exporter hereby authorizes the Administrative Agent and the Collateral Agent, on behalf of the Lenders to collect all amounts due to the Exporter under and by virtue of the Export Agreements including any future acquired rights to payment thereunder.

          (f)         Power-of-Attorney: To facilitate the foregoing, the Exporter hereby irrevocably authorizes and empowers each of the Administrative Agent and the Collateral Agent as its attorneys at any time after the occurrence and during the continuance of an Event of Default to (a) either directly or on behalf of the Exporter, assert any claims and demands and enforce any rights and remedies as the Exporter may have, from time to time, with respect to the Undertakings that shall have been assigned to the Lenders pursuant to Section 23(a), as the Administrative Agent, Collateral Agent  and the Lenders may deem proper and (b) receive and collect any and all proceeds, awards or amounts due to the Exporter in respect of any indemnification claims under the Secured Obligations in such manner as the Exporter’s true and lawful attorney to assert, at any time after the occurrence and during the continuance of an Event of Default, any claims and demands or enforce any rights and remedies and collect  such proceeds, awards and amounts and to apply such monies to the Secured Obligations in such manner as the Administrative Agent, Collateral Agent  and the Majority Lenders shall elect. This power of attorney is coupled with an interest and is irrevocable by the Exporter.

          (g)         This Prepayment Agreement creates a continuing security interest in the Undertakings and all representations, warranties, and agreements in each case, as specified in Section 23(a), and such security interest shall terminate only upon the full and irrevocable payment of all amounts owing to the Lenders under this Prepayment Agreement; provided that the Lenders have no other commitment to extend credit or make advance to or for the account of the Exporter.  At such time, the Lenders and the Administrative Agent will, at the request of the Exporter, reassign and redeliver to the Exporter all of its rights hereunder which have not been sold, which reassignment and redelivery will be without warranty by or recourse to the Lenders, except as to the absence of any prior assignments by the Lenders of its interest in the Undertakings, and will be at the expense of the Exporter.

IN WITNESS WHEREOF, each of the Exporter, the Paying Agent, the Guarantor, the Administrative Agent, the Collateral Agent and the Lenders have executed this Prepayment Agreement in seven  (7) originals in English as of the date first above written herein.

ABN AMRO BANK N.V.
As Lead Arranger

By:	By:

Name:	Name:

Title:	Title:

BANCO SANTANDER CENTRAL HISPANO, S.A., London Branch
As Lead Arranger

By:	By:

Name:	Name:

Title:	Title:

ABN AMRO BANK N.V. as Administrative Agent

By:	By:

Name:	Name:

Title:	Title:

BANCO SANTANDER CENTRAL HISPANO, S.A., London Branch, as Collateral Agent

By:	By:

Name:	Name:

Title:	Title:

VCP EXPORTADORA E PARTICIPAÇÕES LTDA., as Exporter

By:	By:

Name:	Name:

Title:	Title:

VOTORANTIM CELULOSE E PAPEL S.A., as Guarantor

By:	By:

Name:	Name:

Title:	Title:

VCP TRADING N.V., as Paying Agent

By:	By:

Name:	Name:

Title:	Title:

ABN AMRO Bank N.V.
As Lender

By:	By:

Name:	Name:

Title:	Title:

BANCO SANTANDER CENTRAL HISPANO, S.A., LONDON BRANCH
As Lender

By:	By:

Name:	Name:

Title:	Title:

Witnesses:

1.	2.

Name:	Name:

SCHEDULE 1

INITIAL IMPORTERS

NAME	COUNTRY

M-Real Sittingbourne Ltd.(Former UK Paper)	United Kingdom
Papierfabrik Scheufelen GmbH	Germany
Ahlstrom Sibille	France
Ahlstrom Dalle	France
Fedrigoni Cartiere S.p.A.	Italy
Koehler Kehl Gmbh	Germany
Kimberly Clark Corp.	USA
Marubeni Corporation	Japan
Itochu Corporation	Japan
Amicell Inc	USA
Cellmark AB	Sweden
Lindenmeyer Munroe-Maine	USA
TST Impresso INC	USA
Elof Hansson Paper & Board Inc.	USA
Diamond Paper Corporation	USA
J. McNaughton Paper Group Ltd	England
Antalis S.N.C.	France
Allcart S.R.L.	Italy
IMPECO, S.L.	Spain
Trent Paper	England
Roxcel Handelsges M.B.H.	Austria
Norse Paper A.S.	Norway
Premier Paper Group LTD	England
MoDoVan Gelder	Netherlands

SCHEDULE 2

LENDERS’COMMITMENTS

Lender	Commitment

ABN AMRO BANK N.V.	US$	77,000,000.00
BANCO SANTANDER CENTRAL HISPANO, acting through its London branch	US$	25,000,000.00
TOTAL	US$	102,000,000.00

SCHEDULE 3

PAYMENT DATES

Date	Principal Amount (US$)	Description

05/12/2004	(102,000,000)	Disbursement Date
06/11/2004		Interest Payment Date
11/22/2004		Interest Payment Date
05/20/2005		Interest Payment Date
11/17/2005		Interest Payment Date
05/16/2006		Interest Payment Date
11/12/2006		Interest Payment Date
05/11/2007		Interest Payment Date
11/07/2007		Interest Payment Date
05/06/2008		Interest Payment Date
10/31/2008		Interest Payment Date
04/30/2009	25,500,000.00	Principal and Interest Payment Date
07/29/2009	9,562,500.00	Principal and Interest Payment Date
10/27/2009	9,562,500.00	Principal and Interest Payment Date
01/25/2010	9,562,500.00	Principal and Interest Payment Date
04/23/2010	9,562,500.00	Principal and Interest Payment Date
07/23/2010	9,562,500.00	Principal and Interest Payment Date
10/22/2010	9,562,500.00	Principal and Interest Payment Date
01/20/2011	9,562,500.00	Principal and Interest Payment Date
04/06/2011	9,562,500.00	Principal and Interest Payment Date. Final Maturity Date.

Exhibit A

PROMISSORY NOTE

Amount in US$ 102,000,000.00
Place: São Paulo, Brazil.
Date: May 12, 2004

FOR VALUE RECEIVED, VCP EXPORTADORA E PARTICIPAÇÕES LTDA., a company duly organised and existing under the laws of the Federative Republic of Brazil, with its head office located at 1357 Alameda Santos, São Paulo, Brazil, (the “Exporter”) hereby promises to pay to ABN AMRO Bank, as Administrative Agent, on behalf of the Lenders , the principal sum of US$ 102,000,000.00  (One hundred and two million  UNITED STATES DOLLARS) (the “Advance”), on the dates as specified in the Export Prepayment Agreement (as defined below) until (the “Final Maturity Date”) or on such earlier date as may be required by the Lender  in accordance with the terms of the Export Prepayment Agreement (as defined below). The Exporter also promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Export Prepayment Agreement

Both principal and interest hereunder are payable in lawful money of the United States of America, in same day funds, to the Administrative Agent, at its account at ABN AMRO BANK N.V. – New York Branch, informed from time to time, free and clear of all deduction of any present or future taxes, levies, imposts, charges, withholdings, penalties, fines, additions to tax and interest, imposed or levied in Brazil or any other jurisdictions from which any payment hereunder is remitted, or any political subdivision or taxing authority thereof, except taxes imposed on the Lenders’ income by the jurisdiction under which the Lenders are incorporated.

The Exporter hereby waives, to the fullest extent permitted by applicable law, presentment, demand, protest and all notices of any kind in connection with this Promissory Note. The failure of the Lenders to exercise any of their rights hereunder in any particular instance shall not constitute a waiver thereof in that instance or any subsequent instance.

This promissory note is the Promissory Note referred to in that Export Prepayment Agreement, dated as of May 12, 2004 (the “Export Prepayment Agreement”), among the Exporter, the Guarantor, the Paying Agent, the Administrative Agent, Collateral Agent and the Lenders, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events therein specified.

This Promissory Note shall be governed by, and construed in accordance with New York law, without giving effect to its conflict of law principles.

VCP EXPORTADORA E PARTICIPAÇÕES LTDA.

By:	By:

Name:	Name:
Title:	Title:

Per Aval:

VOTORANTIM CELULOSE E PAPEL S.A.

By:	By:

Name:	Name:
Title:	Title:

Exhibit B

DISBURSEMENT REQUEST

To:	ABN AMRO Bank, as Administrative Agent
Attn:	[Contact Person]

Sao Paulo, Brazil, [date]

BANK X
[Address]

Ladies and Gentlemen:

We refer to the Export Prepayment Agreement dated as of [date] (the “Prepayment Agreement”) among VCP Exportadora e Participações Ltda., Votorantim Celulose e Papel S.A., VCP Trading N.V., the Administrative Agent, the Collateral Agent and the Lenders. Terms defined in the Prepayment Agreement shall have the same meaning in this Disbursement Request.

Pursuant to Section 3 of the Prepayment Agreement, we hereby request the Lenders to make an advance to us in the amount of US$ xx,000,000.oo (the “Advance Amount”) on [date] (the “Disbursement Date”) for the purpose of financing future exports to be made by the Exporter to the Importers in accordance with the Prepayment Agreement.

Not later than 2 (two) Banking Days prior to the Disbursement Date, we shall give you in writing the credit instructions for the Advance Amount.

We confirm that, on the date hereof, the representations set out in Section 9 of the Prepayment Agreement are true and correct and that no Event of Default has occurred and is continuing.

Enclosed are the documents required pursuant to Section 8 of the Prepayment Agreement.

Sincerely yours,

By:

Name:	Jose Joao Trigo
Title:	Treasurer

Exhibit C

Offer Letter dated April 13, 2004